SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549




                                 FORM 8-K

                              CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  March 27, 1998


                            CARLYLE GOLF, INC.
          (Exact Name of Registrant as Specified in its Charter)




    COLORADO              0-24160             84-1218066
(State of Incorporation)(Commission File   (IRS Employer ID
                          Number)            Number)


                      10550 East 54th Avenue, Unit E
                          Denver, Colorado  80239
                 (Address of Principal Executive Offices)



                              (303) 371-2889
                      (Registrant's Telephone Number)



Item 5. Other Events

See the Registrant's press release, labeled Attachment A, attached hereto and incorporated by reference to this report.



      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 27, 1998                         CARLYLE GOLF, INC.


                                             By:/s/Jerome M. Hause
                                                Jerome M. Hause
                                                President


                               ATTACHMENT A


                                                              CARLYLE GOLF
                                                              NEWS RELEASE


COMPANY CONTACT:
Jerome M. Hause
President
Carlyle Golf, Inc.
(303)371-2889 x102

              CARLYLE ANNOUNCES DELISTING OF STOCK AND SEEKS
                     SHAREHOLDER APPROVAL TO LIQUIDATE


Denver, CO - March 27, 1998 - Carlyle Golf, Inc. (NASDAQ:CRLGE), a producer of quality men's golf apparel, announced today that its stock has been delisted from the NASDAQ Small Cap Market for failure to meet the net tangible assets and bid price requirements for continued listing. The Company had traded on NASDAQ since its initial public offering in August, 1994. The Company's stock may remain eligible to trade on NASDAQ'S Bulletin Board or on the "pink sheets".

The Company also announced that since it was unable to find any investors or merger partners prior to the delisting, its Board of Directors has decided to abandon the search for capital that began after its January 1997 acquisition of the Pro-Line Cap Company in Ft. Worth, Texas. The Company will instead seek shareholder approval to liquidate all of the assets of the Company, effective immediately. In related news, the Company announced that, pursuant to its previously announced agreement to liquidate assets for the benefit of its bank, it had executed a letter of intent for the sale of Pro-Line Cap Company to a group of investors for approximately $1.5 million in cash, the proceeds of which will go to reduce the bank debt.

Carlyle Golf, with headquarters and warehouse facilities in Denver, designs, contracts for the manufacture of and markets men's golf apparel to both domestic and international customers. Through its Ft. Worth based headwear division, Pro-Line Cap Company, Carlyle Golf also manufactures athletic headwear which it markets and sells to college bookstores, baseball teams, corporations, and various customers in the golf industry, including its golf apparel customers. Products are sold under both the Carlyle label and the Pro-Line label.